Exhibit 5.1

202.942.5000

202.942.5999 Fax

555 Twelfth Street, NW
Washington, DC 20004-1206

March 6, 2013

EntreMed, Inc.

9620 Medical Center Drive

Suite 300

Rockville, MD 20850

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by EntreMed, Inc., a Delaware corporation (the “Company”), of (i) up to 4,495,828 shares of common stock, par value $.01 share (“Common Stock”), of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company (the “Shares”); (ii) warrants to purchase up to 2,309,162 shares of Common Stock all of which are authorized but heretofore unissued shares to be offered and sold by the Company (the “Warrant Shares”); and (iii) the Warrant Shares, pursuant to the Registration Statement on Form S-3 (File No. 333-184128) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) and related prospectus, dated October 9, 2012, as supplemented by the prospectus supplement dated March 1, 2013, relating to the offer and sale of the Shares, the Warrants and the Warrant Shares (as so supplemented, the “Prospectus”).

In connection with this opinion, we have examined and relied upon copies of the Registration Statement and the Prospectus. We have also examined instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

EntreMed, Inc.

March 6, 2013

Based on the foregoing, we are of the opinion that:

1.                  The Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

2.                  The Warrants have been duly authorized and, when duly executed and delivered by the Company and issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

3.                  The Warrant Shares have been duly authorized and, if issued on the date hereof upon exercise of the Warrants in accordance with the terms of the Warrants and the resolutions adopted by the Board of Directors of the Company, would be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely, /s/ Arnold & Porter LLP